Exhibit 99.1

Cytori Therapeutics contact
Tiago Girao
+1.858.458.0900
ir@cytori.com

Cytori Reports First Quarter 2017 Business and Financial Results

SAN DIEGO, May 11, 2017—Cytori Therapeutics (NASDAQ: CYTX) (“Cytori” or the “Company”) today announced its first quarter 2017 financial results and provided updates on its corporate activity and clinical development.

First quarter 2017 adjusted net loss was $5.9 million, or $0.26 per share, and excludes a $1.7 million non-cash charge for in process research and development expense from the Azaya Therapeutics asset acquisition. Q1 2017 GAAP net loss was $7.5 million, or $0.33 per share. Operating cash burn for the quarter was approximately $4.8 million. Cytori ended the quarter with approximately $6.3 million of cash and cash equivalents, or approximately $15 million pro-forma at March 31, 2017, when considering $8.7 million in net cash proceeds since March 31, 2017 from the issuance of shares under Cytori’s underwritten public offering that closed on April 17, 2017.

Selected Key Recent Highlights:

•	Received U.S. FDA approval for thermal burn IDE pilot trial application related to ongoing BARDA contract.
•	Received U.S. FDA orphan drug designation for cryopreserved or centrally processed HabeoTM for treatment of hand manifestations of systemic scleroderma.
•	Received U.S. Small Business Designation and related fee reductions.

Q1 2017 Financial Performance

•	Q1 2017 operating cash burn was $4.8 million, compared to $5.1 million for Q1 2016.
•	Q1 2017 total revenues were $1.6 million, compared to $2.9 million in Q1 2016.
•	Cash and debt principal balances at March 31, 2017 were approximately $6.3 million and $15.9 million, respectively.
•	Q1 2017 adjusted net loss was $5.9 million or $0.26 per share, compared to a net loss of $5.3 million or $0.41 per share for Q1 2016.
•	Q1 2017 GAAP net loss was $7.5 million or $0.33 per share, compared to a net loss of $5.3 million or $0.41 per share for Q1 2016.

“Our areas of primary focus is on stockholder value creation through bringing two valuable late stage products to market,” said Dr. Marc Hedrick, President and CEO of Cytori. “Specifically, our U.S. pivotal STAR trial for HabeoTM Cell Therapy for scleroderma will report top line data in Q3. Also, we currently project completing bulk manufacturing of our nanoparticle doxorubicin oncology product for testing and validation purposes by year end. In parallel, our marketing team is preparing for initial commercial launch of our scleroderma and oncologic products with the goal of obtaining  regulatory approvals in the late 2018 and 2019, respectively. Until then, we will carefully manage our capital resources as we have in prior quarters.”

Selected Key Anticipated Milestones:

•	Complete contracting discussions with BARDA regarding their potential funding of our thermal burn trial (Q2)
•	Report of 48-week US pivotal/phase III trial data for scleroderma hand dysfunction and preparation for US PMA filing (Q3)
•	Complete manufacturing activities required for submission of an MAA to the EMA for our recently acquired nanoparticle doxorubicin (Q4)

2017 Financial Guidance - Reiterated

The Company expects full year 2017 operating cash burn to be higher than 2016, primarily due to the development of assets acquired from Azaya Therapeutics, as well as costs to be incurred in preparation of anticipated HabeoTM launch and the Company’s expansion of its development program for secondary Raynaud’s Phenomenon.

•	Operating cash burn forecasted to be within a range of $26 million to $29 million.

Management Conference Call Webcast

Cytori will host a management conference call at 5:30 p.m. Eastern Time today to further discuss its progress. The webcast will be available live and by replay two hours after the call and may be accessed under "Webcasts" in the Investor Relations section of Cytori's website. If you are unable to access the webcast, you may dial in to the call at +1.877.402.3914, Conference ID: 15172159.

About Cytori

Cytori is a therapeutics company developing regenerative and oncologic therapies from its proprietary cell therapy and nanoparticle platforms for a variety of medical conditions. Data from preclinical studies and clinical trials suggest that Cytori Cell Therapy™ acts principally by improving blood flow, modulating the immune system, and facilitating wound repair. As a result, Cytori Cell Therapy™ may provide benefits across multiple disease states and can be made available to the physician and patient at the point-of-care through Cytori’s proprietary technologies and products. Cytori Nanomedicine™ is developing encapsulated therapies for regenerative medicine and oncologic indications using technology that allows Cytori to use the benefits of its encapsulation platform to develop novel therapeutic strategies and reformulate other drugs to optimize their clinical properties. For more information, visit www.cytori.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements that involve known and unknown risks and uncertainties. All statements, other than historical facts are forward looking statements. Such statements, including, without limitation, statements regarding anticipated commercial launch of our Habeo™ therapy and ATI-0918 drug candidate (and timing thereof); our receipt and disclosure of STAR clinical trial data; completion of manufacturing activities necessary to submit an MAA to the EMA for our ATI-0918 drug candidate; our strategy for addressing our capital requirements through various activities, including operational efficiencies, revenue growth and accessing the capital markets; receipt of feedback from, and related discussions with, BARDA regarding our future contractual relationship with BARDA (and proposed BARDA funding of our thermal burn pilot trial); and our expected 2017 cash burn and reasons for the anticipated cash burn; are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks include clinical, pre-clinical and regulatory uncertainties, such as those associated with conduct and completion of the Company-sponsored STAR trial and the proposed thermal burn trial, as well as the Company’s anticipated submission of data to the EMA from the previously completed bioequivalency trial for ATI-0918 . Specifically, the Company faces risks in the collection and results of the STAR  and thermal burn trials, including enrollment risks, the risks that clinical data from one or more of these clinical trials will fail to demonstrate safety or efficacy of our product candidates, and risks that insufficiently positive clinical data will adversely affect government funding, regulatory approval pathways and commercial prospects for our cell therapy (e.g., Habeo), and nanomedicines product candidates. We also face risks that investigator-initiated trials using our Cytori Cell Therapy fail to fully enroll or otherwise are conducted in a manner that ultimately is injurious to our business.  We also face the risk that we will be unable to time successfully manufacture our ATI-0918 drug candidate in time to meet our projected timeline for submission of an MAA to the EMA, or at all.  We also face risks regarding execution of our managed access program (MAP) strategy in Europe, the Middle East and Africa (EMEA), including risks relating to our efforts to ethically direct prospective scleroderma patients into our MAP program.  Some of these risks also include risks relating to regulatory challenges the Company faces (including the U.S,, EU, China, Japan and its other key geographies) due to a number of factors including novelty of the Company’s technology and product offerings, changes in and /or evolution of regulatory approaches to cellular therapeutics like the Company’s in its key geographies, and similar matters. The Company also faces risks relating to achievement of the Company’s financial goals (including balancing capital requirements and meeting projected 2017 operating cash burn guidance). It is possible that the Company could face unexpected revenue shortfalls, expense increases or other occurrences that adversely affect our cash burn and cash management strategies.  Further the Company face risks pertaining to dependence on third party performance and approvals (including performance of investigator-initiated trials, outcome of BARDA’s review of the Company’s proposed burn wound trial pursuant to its contract with BARDA, and outcome of the EMA’s review of our ATI-0918 MAA); performance and acceptance of the Company’s products in clinical studies/trials and in the marketplace (including commercial acceptance of the Company’s products in Japan and other markets where are products are commercially available, and similar risks); material changes in the marketplace that could adversely impact revenue projections (including changes in market perceptions of the Company’s products, and introduction of competitive products); unexpected costs and expenses that could adversely impact liquidity and shorten the Company’s current liquidity projections (which could in turn require the Company to seek additional debt or equity capital sooner than currently anticipated); the Company’s reliance on key personnel; the Company’s ability to identify and develop new programs or assets to expand the Company’s clinical pipeline; the right of the U.S. government (BARDA) to cut or terminate further support of the thermal burn injury program (including any decision by BARDA not to proceed with our proposed thermal burn trial, assuming FDA approval of the Company’s IDE submission); the Company’s abilities to capitalize on its internal restructuring and achieve break-even or profitability (or to continue to reduce our operating losses); and other risks and uncertainties described under the "Risk Factors" in Cytori's Securities and Exchange Commission Filings, included in the Company’s annual and quarterly reports.

There may be events in the future that the Company is unable to predict, or over which it has no control, and its business, financial condition, results of operations and prospects may change in the future. The Company assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made unless the Company has an obligation under U.S. Federal securities laws to do so.

CYTORI THERAPEUTICS, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and par value data)

	As of March 31, 2017	As of December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$6,255	$12,560
Accounts receivable, net of reserves of $167 in both 2017 and 2016, respectively	873	1,242
Restricted cash	350	350
Inventories, net	4,107	3,725
Other current assets	500	870
Total current assets	12,085	18,747

Property and equipment, net	3,611	1,157
Other assets	2,008	2,336
Intangibles, net	8,145	8,447
Goodwill	3,922	3,922
Total assets	$29,771	$34,609
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$6,196	$5,872
Current portion of long-term obligations, net of discount	6,686	6,629
Total current liabilities	12,882	12,501

Deferred revenues	109	97
Long-term deferred rent and other	17	17
Long-term obligations, net of discount, less current portion	9,400	11,008
Total liabilities	22,408	23,623

Commitments and contingencies

Stockholders’ equity:
Series A 3.6% convertible preferred stock, $0.001 par value; 5,000,000 shares authorized; 13,500 shares issued; no shares outstanding in 2017 and 2016	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 23,767,423 and 21,707,890 shares issued and outstanding in 2017 and 2016, respectively	24	22
Additional paid-in capital	392,748	388,769
Accumulated other comprehensive income	1,198	1,258
Accumulated deficit	(386,607)	(379,063)
Total stockholders’ equity	7,363	10,986
Total liabilities and stockholders’ equity	$29,771	$34,609

CYTORI THERAPEUTICS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2017	2016
Product revenues	$591	$1,333
Cost of product revenues (excluding below amortization of intangible assets)	410	468
Amortization of intangible assets	306	99
Gross (loss) profit	(125)	766

Development revenues:
Government contracts and other	1,018	1,585
	1,018	1,585
Operating expenses:
Research and development	3,289	4,127
Sales and marketing	939	1,035
General and administrative	2,108	2,286
In process research and development acquired from Azaya Therapeutics	1,686	—
Total operating expenses	8,022	7,448
Operating loss	(7,129)	(5,097)

Other income (expense):
Interest income	11	2
Interest expense	(591)	(657)
Other income, net	165	413
Total other expense	(415)	(242)
Net loss	$(7,544)	$(5,339)

Basic and diluted net loss per share	$(0.33)	$(0.41)
Basic and diluted weighted average shares used in calculating net loss per share	22,736,366	13,086,376

Comprehensive loss:
Net loss	$(7,544)	$(5,339)
Other comprehensive loss – foreign currency translation adjustments	(60)	(249)
Comprehensive loss	$(7,604)	$(5,588)

CYTORI THERAPEUTICS, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	For the Three Months Ended March 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(7,544)	$(5,339)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	442	291
Amortization of deferred financing costs and debt discount	219	232
In process research and development acquired from Azaya Therapeutics	1,686	—
Joint Venture acquisition obligation accretion	—	17
Provision for expired inventory	340	—
Stock-based compensation expense	199	317
Loss on asset disposal	2	2
Increases (decreases) in cash caused by changes in operating assets and liabilities:
Accounts receivable	335	155
Inventories	7	(206)
Other current assets	(65)	(408)
Other assets	24	(211)
Accounts payable and accrued expenses	(484)	176
Deferred revenues	12	(4)
Long-term deferred rent	—	(80)
Net cash used in operating activities	(4,827)	(5,058)
Cash flows from investing activities:
Purchases of property and equipment	(5)	(69)
Purchase of long-lived assets part of Azaya Therapeutics acquisition	(1,158)	—
Net cash used in investing activities	(1,163)	(69)
Cash flows from financing activities:
Principal payments on long-term obligations	(1,770)	—
Joint Venture purchase payments	—	(500)
Proceeds from sale of common stock, net	1,435	562
Net cash (used in) provided by financing activities	(335)	62
Effect of exchange rate changes on cash and cash equivalents	20	85
Net decrease in cash and cash equivalents	(6,305)	(4,980)
Cash and cash equivalents at beginning of period	12,560	14,338
Cash and cash equivalents at end of period	$6,255	$9,358